EXHIBIT 10.6

The Director Fee Continuation Agreement attached is the agreement by and between First Federal Savings Bank (the “Bank”) and John J. LaCarte. Such agreement is substantially identical in all material respects to the agreements by and between the Bank and Joseph U. Frye and by and between the Bank and Jack M. McGinley. It is also substantially identical to the agreement by and between the Bank and John M. McGinley, except that (i) in Section III.A of John M. McGinley’s agreement, the Benefit Payment Date is based upon the date he actually retires following his seventy-fifth birthday, rather than his sixty-fifth birthday, and (ii) his annual benefit as described in Section IV is equal to four hundred dollars for each full year he has served the Bank, rather than one hundred dollars.

DIRECTOR FEE CONTINUATION AGREEMENT

     THIS AGREEMENT, made and entered into this 30th day of June, 1999 by and between First Federal Savings Bank, a Bank organized and existing under the laws of the United States, (hereinafter referred to as the, “Bank”), and John J. LaCarte, a member of the Board of Directors of the Bank (hereinafter referred to as the “Director”).

WITNESSETH:

     WHEREAS, it is the consensus of the Board of Directors that the Director’s services to the Bank in the past have been of exceptional merit and have constituted an invaluable contribution to the general welfare of the Bank and in bringing it to its present status of operating efficiency, and its present position in its field of activity;

     WHEREAS, the Director’s experience, knowledge of the affairs of the Bank, reputation, and contacts in the industry are so valuable that assurance of the Director’s continued services is essential for the future growth and profits of the Bank and it is in the best interests of the Bank to arrange terms of continued employment for the Director so as to reasonably assure the Director’s remaining in the Bank’s employment during the Director’s lifetime or until the age of retirement,

     WHEREAS, it is the desire of the Bank that the Director’s services be retained as herein provided;

     WHEREAS, the Director is willing to continue in the employ of the Bank provided the Bank agrees to pay the Director’s or the Director’s beneficiary(ies) certain benefits in accordance with the terms and conditions hereinafter set forth;

     ACCORDINGLY, it is the desire of the Bank and the Director to enter into this agreement under which the Bank will agree to make certain payments to the Director at retirement or the Director’s beneficiary(ies) in the event of the Director’s death pursuant to this Agreement;

     FURTHERMORE, it is the intent of the parties hereto that this Director Plan be considered an unfunded arrangement maintained primarily to provide supplemental retirement benefits for the Director, and to be considered a non–qualified benefit plan for purposes of the Employee Retirement Security Act of 1974, as amended (“ERISA”). The Director is fully advised of the Bank’s financial status and has had substantial input in the design and operation of this benefit plan; and

     NOW THEREFORE, in consideration of services performed in the past and to be performed in the future as well as of the mutual promises and covenants herein contained it is agreed as follows:

I.	SERVICE

The Director will continue to serve the Bank in such capacity and with such duties and responsibilities as may be assigned, and with such compensation as may be determined from time to time by the Board of Directors of the Bank.

II.	FRINGE BENEFITS

The fee continuation benefits provided by this agreement are granted by the Bank as a fringe benefit to the Director and are not part of any fee reduction plan or an arrangement deferring a bonus or a fee increase. The Director has no option to take any current payment or bonus in lieu of these fee continuation benefits except as set forth hereinafter.

III.	BENEFIT PAYMENT DATE AND NORMAL RETIREMENT AGE

A.	The Benefit Payment Date:

The Benefit Payment Date shall be the date that the Director actually retires following his sixty–fifth (65th) birthday and completing ten (10) full years of service with the Bank from the date of first service.

B.	Normal Retirement Age:

Normal Retirement Age shall mean the date on which the Director attains age seventy-five (75),

IV.	RETIREMENT BENEFIT AND POST-RETIREMENT DEATH BENEFIT

Upon the Director’s retirement, the Bank, commencing with the first day of the month following the Benefit Payment Date [Subparagraph III (A)], shall pay the Director an annual benefit equal to one hundred dollars ($100.00) for each full year the Director served the Bank from the date of first service to the date of retirement (including any partial year that the Director has served in the year of retirement), payable in equal annual installments for a period of ten (10) years. provided that if less than ten (10) such annual payments have been made prior to the death of the Director, the Bank shall either, at the discretion of the Bank, continue such monthly payments to the individual or individuals the Director may have designated in writing and filed with the Bank until the full number of ten (10) annual payments have been made, or make the total amount of said payment due in a lump sum to said beneficiary(ies). In the absence of any effective designation of beneficiary, any such amounts becoming due and payable upon the death of the Director shall be payable to the duly qualified executor or administrator of the Director’s estate. Said payments due hereunder shall begin the first day of the second month following the decease of the Director. Provided, however, that anything hereinabove to the contrary notwithstanding, no death benefit shall be payable hereunder if the Director dies on or before the 30th day of June, 2001.

V.	DEATH BENEFIT PRIOR TO RETIREMENT

In the event the Director should die while actively serving the Bank at any time after the date of this Agreement but prior to the Director retiring from active service on the Board of Directors, the Bank will pay an annual benefit equal to one hundred dollars ($100.00) for each full year of service from the date of first service to the date of death (including any partial year that the Director has served in the year of death), in either, at the discretion of the Bank, a lump sum or equal annual installments for a period of ten (10) years to such individual or individuals as the Director may have designated in writing and filed with the Bank. In the absence of any effective designation of beneficiary, any such amounts becoming due and payable upon the death of the Director shall be payable to the duly qualified executor or administrator of the Director’s estate. Said monthly payments shall begin the first day of the second month following the decease of the Director. Provided, however, that anything herein above to the contrary notwithstanding, no death benefit shall be payable hereunder if the Director dies on or before the 30th day of June, 2001.

VI.	BENEFIT ACCOUNTING

The Bank shall account for this benefit using the regulatory accounting principles of the Bank’s primary federal regulator. The Bank shall establish an accrued liability retirement account for the Director into which appropriate reserves shall be accrued.

VII.	VESTING

Director’s interest in the benefits that are the subject of this Agreement shall be subject to an annual vesting percentage of ten percent (10%) for each full year of service with the Bank from the date of first service (to a maximum of 100%).

VIII.	OTHER TERMINATION OF SERVICE

Subject to Subparagraph VIII (i) herein below, in the event that the service of the Director shall terminate prior to retirement from active service, as provided in Paragraph III, by the Director’s voluntary action, or by the Director’s discharge by the Bank without cause, then this Agreement shall terminate upon the date of such termination of service and the Bank shall pay to the Director as severance compensation an amount of money equal to the accrued balance of Director, liability reserve account multiplied by the Director’s cumulative vested percentage (Paragraph VII). This severance compensation shall be paid in ten (10) equal annual installments with interest equal to the one–year Treasury bill as of the date of termination. In the event the Director’s death should occur after such severance but prior to the completion of the annual payments provided for in this Paragraph VIII, the remaining installments, or a lump sum, at the discretion of the Bank, shall be paid to such individual or individuals as the Director may have designated in writing and filed with the Bank. In the absence of any effective designation or beneficiary, any such amounts shall be payable to the duly qualified executor or administrator of the Director’s estate. Said monthly payments shall begin the first day of the second month following the decease of the Director. Provided however, that anything herein above to the contrary notwithstanding, no death benefit shall be payable hereunder if the Director dies on or before the 30th day of June, 2001.

(i)	Discharge for Cause: Should the Director be discharged “for cause”, as it relates to this Agreement, at any time, all Benefits under this Agreement shall be forfeited. The term “for cause”, as it relates to this Agreement, shall mean willful gross negligence or willful gross neglect or the conviction of a felony, fraud, or dishonesty involving the Bank and further resulting in an adverse effect on the Bank. If a dispute arises as to discharge “for cause”, such dispute shall be resolved by arbitration as set forth in this agreement.

IX.	CHANGE OF CONTROL

For purposes of this Agreement, a “Change in Control” of the Company or the Bank shall be deemed to occur if and when (a) an offer or other than the Company purchases shares of the common stock of the Company or the Bank pursuant to a tender or exchange offer for such shares, (b) any person (as such term is used in Sections 13(d) and 14(d) (2) of the Securities Exchange Act of 1934) is or becomes the beneficial owner, directly or indirectly, of securities of the Company or the Bank representing twenty–five percent (25%) or more of the combined voting power of the Company’s or Bank’s then outstanding securities, (c) the membership of the board of directors of the Company or the Bank changes as the result of a contested election, such that individuals who were directors at the beginning of any twenty–four (24) month period (whether commencing before or after the date of adoption of this Plan) do not constitute a majority of the Board at the end of such period, or (d) sale or disposition of all or substantially all of the Company’s or Bank’s assets, or a plan of partial or complete liquidation is approved by the directors or the shareholders of the Company or the Bank. Upon a Change of Control, if the Director subsequently suffers a Termination of Service (voluntary or involuntary), except for cause, then the Director shall receive the accrued balance of the Director’s liability reserve account upon attaining Normal Retirement Age [Subparagraph III (B)], as if the Director had been continuously serving the Bank until the Director’s Normal Retirement Age. Provided however, that anything herein above to the contrary notwithstanding, no death benefit shall be payable hereunder if the Director dies on or before the 30th day of Tune, 2001.

X.	RESTRICTIONS ON FUNDING

The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Director Plan. The Directors, their beneficiary(ies), or any successor in interest shall be and remain simply a general creditor of the Bank in the same manner as any other creditor having a general claim for matured and unpaid compensation.

The Bank reserves the absolute right, at its sole discretion, to either fund the obligations undertaken by this Director Plan or to refrain from funding the same and to determine the extent, nature and method of such funding. Should the Bank elect to fund this Director Plan, in whole or in part, through the purchase of life insurance, mutual funds, disability policies or annuities, the Bank reserves the absolute right, in its sole discretion, to terminate such funding at any time, in whole or in part. At no time shall any Director be deemed to have any lien nor right, title or interest in or to any specific funding investment or to any assets of the Bank.

If the Bank elects to invest in a life insurance, disability or annuity policy upon the life of the Director, then the Director shall assist the Bank by freely submitting to a physical exam and supplying such additional information necessary to obtain such insurance or annuities.

XI.	MISCELLANEOUS

A.	Alienability and Assignment Prohibition:

Neither the Director, nor the Director’s surviving spouse, nor any other beneficiary(ies) under this Director Plan shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Director or the Director’s beneficiary(ies), nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event the Director or any beneficiary attempts assignment, commutation, hypothecation, transfer or disposal of the benefits hereunder, the Bank’s liabilities shall forthwith cease and terminate.

B.	Binding Obligation of the Bank and any Successor in Interest:

The Bank shall not merge or consolidate into or with another bank or sell substantially all of its assets to another bank, firm or person until such bank, firm or person expressly agrees, in writing, to assume and discharge the duties and obligations of the Bank under this Director Plan. This Director Plan shall be binding upon the parties hereto, their successors, beneficiaries, heirs and personal representatives.

C.	Amendment or Revocation:
It is agreed by and between the parties hereto that, during the lifetime of the Director, this Director Plan may be amended or revoked at any time or times, in whole or in part, by the mutual written consent of the Director and the Bank.

D.	Gender:

Whenever in this Director Plan words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

E.	Effect on Other Bank Benefit Plans:

Nothing contained in this Director Plan shall affect the right of the Director to participate in or be covered by any qualified or non–qualified pension, profit–sharing, group, bonus or other supplemental compensation or fringe benefit plan constituting a part of the Bank’s existing or future compensation structure.

F.	Headings:

Headings and subheadings in this Director Plan are inserted for reference and convenience only and shall not be deemed a part of this Director Plan.

G.	Applicable Law:

The validity and interpretation of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania.

H.	12 U.S.C. § 1828(k):

Any payments made to the Director pursuant to this Director Plan, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) or any regulations promulgated thereunder.

I.	Partial Invalidity:

If any term, provision, covenant, or condition of this Director Plan is determined by an arbitrator or a court, as the case may be, to be invalid, void, or unenforceable, such determination shall not render any other term, provision, covenant, or condition invalid, void, or unenforceable, and the Director Plan shall remain in full force and effect notwithstanding such partial invalidity.

J.	Continuation as Director:

Neither this Agreement nor the payments of any benefits thereunder shall be construed as giving to the Director any right to be retained as a member of the Board of Directors of the Bank.

XII.	ERISA PROVISION

A.	Named Fiduciary and Plan Administrator:

The “Named Fiduciary and Plan Administrator” of this Director Plan shall be First Federal Savings Bank until its resignation or removal by the Board. As Named Fiduciary and Plan Administrator, the Bank shall be responsible for the management, control and administration of the Director Plana The Named Fiduciary may delegate to others certain aspects of the management and operation responsibilities of the Director Plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

B.	Claims Procedure and` Arbitration:

In the event a dispute arises over benefits under this Director Plan and benefits are not paid to the Director (or to the Director’s beneficiary(ies) in the case of the Director’s death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Named Fiduciary and Plan Administrator named above within ninety (90) days from the date payments are refused. The Named Fiduciary and Plan Administrator shall review the written claim and if the claim is denied, in whole or in part, they shall provide in writing within ninety (90) days of receipt of such claim its specific reasons for such denial, reference to the provisions of this Director Plan upon which the denial is based and any additional material or information necessary to perfect the claim. Such written notice shall further indicate the additional steps to be taken by claimants if a further review of the claim denial is desired. A claim shall be deemed denied if the Named Fiduciary and Plan Administrator fail to take any action within the aforesaid ninety (90) day period.

If claimants desire a second review they shall notify the Named Fiduciary and Plan Administrator in writing within ninety (90) days of the first claimdenial. Claimants may review this Director Plan or any documents relating thereto and submit any written issues and comments it may feel appropriate. In their sole discretion, the Named Fiduciary and Plan Administrator shall then review the second claim and provide a written decision within ninety (90) days of receipt of such claim. This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of the Plan Agreement upon which the decision is based.

If claimants continue to dispute the benefit denial based upon completed performance of this Director Plan or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to a Board of Arbitrators for final arbitration. Said Board shall consist of one member selected by the claimant, one member selected by the Bank, and the third member selected by the first two members. The Board of Arbitrators shall operate under the rules specified in the Pennsylvania Uniform Arbitration Act. The parties hereto agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of such Board of Arbitrators with respect to any controversy properly submitted to it for determination.

Where a dispute arises as to the Bank’s discharge of the Director for “cause”, such dispute shall likewise be submitted to arbitration as above-described and the parties hereto agree to be bound by the decision thereunder.

XIII.	TERMINATION OR MODIFICATION OF AGREEMENT BY REASON OF CHANGES IN THE LAW, RULES OR REGULATIONS

The Bank is entering into this Agreement upon the assumption that certain existing tax laws, rules and regulations will continue in effect in their current form. If any said assumptions should change and said change has a detrimental effect on this Director Plan, then the Bank reserves the right to terminate or modify this Agreement accordingly. Upon a Change of Control (Paragraph IX), this paragraph shall become null and void effective immediately upon said Change of Control.

     IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Agreement and executed the original thereof on the 30th day of June, 1999 and that, upon execution, each has received a conforming copy.

FIRST FEDERAL SAVINGS BANK (Monessen, Pennsylvania)
/s/ Rita Fraino	By:	/s/ Robert L. Breslow
Witness	Title: Senior Vice President

/s/ Rita Fraino		/s/ John J. LaCarte
Witness		John J. LaCarte

BENEFICIARY DESIGNATION FORM FOR THE DIRECTOR FEE CONTINUATION AGREEMENT

PRIMARY DESIGNATION:

Name	Address	Relationship

SECONDARY (CONTINGENT) DESIGNATION:

All sums payable under the Director Fee Continuation Agreement by reason of my death shall be paid to the Primary Beneficiary, if he or she survives me, and if no Primary Beneficiary shall survive me, then to the Secondary (Contingent) Beneficiary.

/s/ John J. LaCarte John J. LaCarte	7/13/99